Exhibit 10.1

March 14, 2018

Mr. Ajay Shah

SMART Global Holdings, Inc.

c/o SMART Modular Technologies, Inc.

39870 Eureka Dr.

Newark, CA 94560

Dear Ajay:

          On behalf of SMART Global Holdings, Inc. (“SMART” or the “Company”), I am delighted to offer you, and that you have accepted such offer, from the date hereof until the date you become the sole Chief Executive Officer of the Company (“CEO”), the exempt position of Executive Chairman and Co-Chief Executive Officer (“Co-CEO”) and, from the date on which you become the sole CEO of the Company, the position of Chairman of the Board of Directors of SMART (the “Board”) and CEO. In each of these positions, you will be reporting directly to the Board.

You will receive a three-year employment agreement with automatic and successive one-year renewal terms unless terminated by either party 60 days prior to the expiration of the then current term. The employment agreement will include the provisions set forth in this offer letter as well as other mutually agreed terms and conditions typical for an employment contract for the position and responsibilities of a President and CEO of a company of similar size and industry as SMART; provided that such agreement will not provide you with any additional benefits upon a termination of your employment other than with respect to the treatment of equity awards consistent with the termination of employment provisions described in Exhibit A.

Your start date as Co-CEO will be March 14, 2018.

Your compensation package will include the following:

           1.  Base Salary.  Base salary of $1,924 per 2-week pay period, payable in accordance with the normal payroll policies of SMART Modular Technologies, Inc. and subject to the usual, required withholdings and deductions. The base salary shall increase commensurate with minimum wage requirements if applicable.

     2.  Performance Bonus. Other than as set forth in this letter, you will not be eligible to participate in any cash or other bonus or incentive compensation plans.

           3. Equity Awards. In consideration for your service to date as Executive Chairman and your continuing service transitioning into the role of Co-CEO and then President and sole

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823

CEO of the Company, on the date hereof, you will be granted the equity awards described in Exhibit A pursuant to the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan (as amended from time to time, the “Plan”). All future equity awards will contain acceleration provisions substantially similar to those described in Exhibit A in the event of a termination without “Cause” or a resignation for “Good Reason” (each as defined in Exhibit A) with and without a Change in Control substantially similar to those described in Exhibit A.

       All equity awards and underlying shares are subject to the Amended and Restated Sponsor Shareholders Agreement dated May 30, 2017 (the “SSA”) to which you are a party, as such agreement may be amended from time to time pursuant to its terms; provided, that nothing in the SSA will negatively affect the material economic terms described in Exhibit A.  For the avoidance of doubt, provisions in the SSA relating to the voting of shares shall not be deemed to negatively affect the material terms described in Exhibit A. Additionally, to the extent the terms of Article III of the SSA prevent you from exercising your options and/or selling shares to cover the exercise price of your options or to cover your tax obligations upon such exercise, such prohibition shall not be deemed to negatively affect the material terms described in Exhibit A to the extent that the term of such options continues or is extended until such time as the SSA does not prohibit such exercise of options and/or sale of such shares.

           4.  Benefits. Upon your start of employment you will be eligible to participate in SMART’s Executive Benefits Program, which includes an annual comprehensive physical exam, financial counseling services, life insurance, and disability benefits as well as a number of company-sponsored benefits, subject in each case to the generally applicable terms and conditions of each particular plan. Your eligibility for, and benefits under, all employee benefit plans and programs will be determined under the terms of those plans and programs, but in all cases will be on terms at least as favorable to you as is available to any officer or director of SMART.  The company-sponsored plans include group healthcare insurance, group term life insurance, and long-term and short-term disability insurance. SMART’s healthcare insurance package consists of medical, dental, vision and prescription coverage. You will begin accruing vacation, at the rate of 20 days per year, on your first day of employment.  After three months of employment, you will automatically be enrolled in SMART’s 401(k) program at the automatic enrollment rate whereby 5% of your gross pay per paycheck will be deferred into your 401(k) account. You can contact Fidelity, our 401(k) provider, to opt-out of this automatic service by calling 1-800-835-5097, or you can contact HR for more information.

           5.  Indemnification. If needed to provide protection in your new capacity, your current indemnification agreement with SMART (formerly known as Saleen Holdings, Inc.) dated September 13, 2011 will be amended as appropriate. You will be entitled to an indemnification agreement and liability insurance on terms at least as favorable to you as is available to any officer or director of SMART, which indemnification and insurance coverage shall survive your termination of employment.

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823

       This offer, and any employment pursuant to this offer, is contingent on you: (1) providing the legally required proof of your identity and authorization to work in the United States, and (2) executing and complying with the Company’s standard Employment, Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and the Company’s standard Arbitration and Class Action Waiver Agreement.  Prior to your signing the Confidentiality Agreement, Section 7 of the Confidentiality Agreement will be amended to include carve-outs reasonably acceptable to you to permit you to conduct reasonable activities in your capacity as a private equity investor and manager and to permit recruiting activities that are general in nature and not directed specifically at employees of the Company and/or in which you have no material involvement.

     By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which would prohibit your employment with, or your providing services to, SMART as its employee or to any of SMART’s affiliates; and (ii) you have not and shall not use in the course of your employment with SMART and to the benefit of SMART, any confidential or proprietary information of another person, company or business enterprise to whom you currently provide, or previously provided services.

     To confirm your acceptance of this offer, please sign below.  I look forward to your positive response, and I am very excited about your re-taking the reins at SMART.

Sincerely,

 /s/ IAIN MACKENZIE

Iain MacKenzie

ACCEPTED AND AGREED:

/s/ AJAY SHAH__________

Ajay Shah

Date: March 14, 2018

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823

EXHIBIT A

Initial Equity Awards

1.  Time-Based Option Award. 450,000 time-based options to purchase ordinary shares of SMART with an exercise price equal to the closing price on the date of grant. These options will vest in four equal tranches of 25% (or 112,500 ordinary shares) on each annual anniversary of the grant date provided that at such time you are serving as CEO or Co-CEO.

2. 1.5X Performance-Based Option Award.  225,000 performance-based options to purchase ordinary shares of SMART with an exercise price equal to the closing price on the date of grant. These options will be eligible to vest in four equal tranches of 25% (or 56,250 ordinary shares) on each annual anniversary of the grant date if (i) the 30 trading day rolling average closing price of an ordinary share of SMART equals or exceeds 150% of the exercise price (such 30 trading day average, the “150% Price Target”) at any time during the four year period following the grant date, and (ii) you are serving as CEO or Co-CEO on the date of vesting occurring after the 150% Price Target is first achieved (provided that if the 150% Price Target is satisfied after any annual vesting date for any portion of the option, such prior portion or portions will vest upon achievement of the 150% Price Target). The Company will monitor performance versus the 150% Price Target and, upon satisfaction thereof, the Board will certify that the 150% Price Target has been satisfied and promptly notify you that the 150% Price Target being achieved. If the 150% Price Target is not achieved during said four year period, these options will terminate on the fourth anniversary of the grant date.

3. 2.0X Performance-Based Option Award.  225,000 performance-based options to purchase ordinary shares of SMART with an exercise price equal to the closing price on the date of grant. These options will be eligible to vest in four equal tranches of 25% (or 56,250 ordinary shares) on each annual anniversary of the grant date if (i) the 30 trading day rolling average closing price of an ordinary share of SMART equals or exceeds 200% of the exercise price (such 30 trading day average, the “200% Price Target”) at any time during the seven year period following the grant date, and (ii) you are serving as CEO or Co-CEO on the date of vesting occurring after the 200% Price Target is first met (provided that if the 200% Price Target is satisfied after any annual vesting date for any portion of the option, such prior portion or portions will vest upon achievement of the 200% Price Target). The Company will monitor performance versus the 200% Price Target and, upon satisfaction thereof, the Board will certify that the 200% Price Target has been satisfied and promptly notify you that the 200% Price Target being achieved. If the 200% Price Target is not achieved during said seven year period, these options will terminate on the seventh anniversary of the grant date.

4. Term of Initial Equity Awards.  All of the above equity awards will have an eight year term unless earlier terminated as set forth above or in the Plan or the award agreement.  The post-termination periods of exercisability provided by the award agreement will be at least as favorable as those provided in the Company’s standard form option award agreement, and if you are terminated for Cause, you will have 30 days to exercise any vested options that were vested and outstanding immediately prior to your termination, and, to the extent the terms of the SSA or applicable securities laws prevent you from exercising your options and/or selling shares to cover the exercise price of your options or to cover your tax obligations upon such

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823

exercise, the term of such options will be extended until fifteen (15) days after the time the SSA or applicable securities laws do not prohibit such exercise of options and/or sale of such shares.  In addition, to the extent your performance-based options are scheduled to expire at a time that the Board is determining whether the applicable 150% Price Target and/or the 200% Price Target have been met and certifying the same, the term of such options will be extended until fifteen (15) days after such certification has been made.  You will be permitted to transfer any portion of the vested or unvested equity awards to immediate family members, estate planning entities benefitting you or immediate family members and/or to a charity, charitable foundation or similar organization.

5. Termination of Employment Not in Connection with a Change in Control.  In the event of a termination of your employment other than for Cause (as defined below) or a termination of your employment for Good Reason (as defined below) and in either case, not in connection with a Change in Control (as defined in below), then, with respect to options that have not previously terminated, (i) 25% of the total number of initial time-based options granted that were not previously vested, will have their vesting accelerated at the time of termination in addition to any options previously vested, (ii) 25% of the initial amount of each performance-based option grant that were not previously vested, will have their vesting accelerated at the time of termination in addition to any options previously vested but only if the 30 trading day rolling average closing price of an ordinary share of SMART equals or exceeds the percentage of the exercise price as shown on Schedule 1 of the 1.5X performance-based option award and/or the 2.0X performance-based option award, respectively, on the termination date when the termination occurs in the time periods as set forth on Schedule 1. All other equity awards will be forfeited upon termination, and all other unvested equity grants will be terminated.  For the avoidance of doubt, the accelerated vesting provided by this Section and Section 6 will be applied only after the determination of any vesting earned through performance goal achievement up to and including your date of termination. For example, if you are terminated other than for Cause in the fourth year of employment and the 150% price target is satisfied as of your termination date, you will receive vesting of 100% of the 1.5X option (75% having been earned for your first three years of employment and an additional 25% under this Section 5).  The accelerated vesting provided in this Section 5 also shall apply for a termination due to death or disability. For the avoidance of doubt, the terms of this Section 5 shall not apply in the event you cease to be CEO or Co-CEO, but agree to continue as Executive Chairman and, in connection with such role, are involved in the day to day management of the Company at a level substantially more significant than the Company’s non-employee directors.

6. Termination of Employment in Connection with a Change in Control. In the event of a termination other than for Cause or a termination for Good Reason in either case, in connection with a Change in Control, then, with respect to options that have not previously terminated, (i) 100% of the unvested initial time-based options will have their vesting accelerated at the time of termination, and (ii) 100% of the unvested initial performance-based options will have their vesting accelerated at the time of termination but only if the 30 trading day rolling average closing price of an ordinary share of SMART equals or exceeds the percentage of the exercise price as shown on Schedule 1 of the 1.5X performance-based option award and/or the 2.0X performance-based option award, respectively, on the

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823

termination date when the termination occurs in the time periods as set forth on Schedule 1. All other equity awards will be forfeited upon termination, and all other unvested equity grants will be terminated. In the event of a Chang in Control, the 30 trading day rolling average closing price of an ordinary share of SMART shall be deemed to be the price per share paid in the Change in Control. “In connection with a Change in Control” refers to the period that begins two months before the Change in Control and ends 12 months after the Change in Control.  For the avoidance of doubt, the terms of this Section 6 shall not apply in the event you cease to be CEO or Co-CEO, but agree to continue as Executive Chairman and, in connection with such role, are involved in the day to day management of the Company at a level substantially more significant than the Company’s non-employee directors.

7. Definitions. “Good Reason” shall mean the occurrence, without your written consent, of any of the following events: (A) a material reduction in the nature or scope of your responsibilities, duties or authority from those contemplated as a Board member or CEO of publicly-held company similar in size to SMART, (B) causing or requiring you to report to any person other than the Board, (C) the relocation of your primary office to a location that is not within a fifty (50) mile radius of  SMART’s offices in Newark, California, (D) a material reduction in the disability or death benefits provided to you, other than a reduction of not more than 10% that applies to all executives generally, (E) a material reduction in the health benefits provided to you, other than a reduction that applies to all executives generally, (F) if (and only if) your salary or bonus opportunity increase to a meaningful level (of at least $500,000 annually or more), a material reduction in your salary or bonus opportunity, other than a reduction of not more than 10% that applies to all executives generally, or (G) the Company’s material violation of a material provision of this offer letter (or any other material provision of a material agreement between you and the Company or any of its affiliates (the “Company Group”)); provided, that any such event described in (A) through (G) above shall not constitute Good Reason unless you deliver to the Board a Notice of Termination for Good Reason within ninety (90) days after you first learn of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such Notice of Termination for Good Reason, SMART has failed to cure the circumstances giving rise to Good Reason and following such failure to cure, you resign your employment within thirty (30) days thereof.

“Cause” shall mean: (A) an act of material fraud or material dishonesty against any member of the Company Group in connection with the performance of your responsibilities that the Board reasonably determines will damage the business of any member of the Company Group, (B) your conviction of, or plea of nolo contendere to¸ a felony (excluding traffic offenses) which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of the Company Group, (C) intentional or gross misconduct which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of the Company Group, (D) intentional improper disclosure of Confidential Information (as defined in the Confidentiality Agreement) which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of the Company Group, or (E) your material violation of a material Company Group policy or a material provision of this offer letter (or any other material provision of a material agreement between you and any member of the Company Group),

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823

after written notice from the Company, and a reasonable opportunity of not less than thirty (30) days to cure (to the extent curable) such violations during which time you will be given a reasonable opportunity to address any issues with the Board.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

(ii) any person or group, other than any of the Silver Lake Investors or any of their respective Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting shares of the Company, including (but not limited to) by way of merger, amalgamation or consolidation or otherwise;

(iii) Silver Lake Investors, together and/or any of their respective Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of more than eighty percent (80%) of the total voting power of the outstanding voting shares of the Company, including (but not limited to) by way of merger, amalgamation or consolidation or otherwise; or

(iv) during any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board, and any new directors (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections  (i), (ii) or (iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board.

8. Dividends. In the event that SMART were to make an extraordinary cash dividend or upon the occurrence of another event described in Section 4(d) of the Plan, an equitable adjustment will be made in the exercise price of all option grants and an equitable adjustment will be made in each of the 150% Price Target and the 200% Price Target in a manner reasonably expected to prevent diminution of the value of the award to be caused by the occurrence of such event.

9. Right to Net-Exercise. Except if prohibited by Article III of the SSA or applicable securities laws, SMART will permit the sale of a number of ordinary shares that are issued under any equity award, which SMART determines is sufficient to generate an amount that pays the exercise price and/or meets the tax withholding obligations under applicable law or regulation, plus additional shares to account for rounding and market fluctuations, and payment of such exercise price and/or tax withholding to SMART, and such shares may (but will not be required to) be sold as part of a block trade with other Plan participants.

10. Exercise of Discretion. Notwithstanding any contrary provision of the Plan or of any award agreement, the Committee (as defined in the Plan) will not use its authority or discretion under the Plan, including, but not by way of limitation, under Sections 3(a)(vi), 3(a)(vii), 4(d), 9(d), and 14(a) of the Plan, to implement a change of any term of your awards

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823

that would divest you of any value or rights under the any of the options described above.  The preceding prohibition shall be reflected in all applicable award agreements.  Any clawback policy described in Section 15(a) of the Plan shall not, by its terms, discriminate against you except to the extent required by law.  The Company will use its commercially reasonable best efforts to avoid the application of Section 15(n) to any award granted to you (or shares acquired under any such award).

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823

Schedule 1

Year After Grant That Termination Occurs	Target 30 Trading Day Rolling Average as % of Exercise Price of 1.5X Option	Target 30 Trading Day Rolling Average as % of Exercise Price of 2.0X Option
During 1st Year	111%	110%
During 2nd Year	122%	122%
During 3rd Year	135%	135%
During 4th Year	150%	150%
During 5th Year		164%
During 6th Year		181%
During 7th Year		200%

c/o SMART Modular Technologies ♦ 39870 Eureka Dr. ♦ Newark, CA 94560 ♦ Tel: 510-624-8159 ♦ Fax: 510-624-823